Exhibit 34.1

Report of Independent Registered Public Accounting Firm

Management of TD Auto Finance LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that TD Auto Finance LLC (the “Company”), a subsidiary of TD Bank US Holding Company, complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB related to the servicing of publicly and privately issued asset-backed securities transactions involving United States consumer automotive retail installment sale contracts for which the Company acts as servicer (the “Platform”) as of and for the year ended December 31, 2011, except for 1122 (d)(1)(iv), 1122 (d)(2)(iii and vi), and 1122 (d)(4)(ix-xiii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying management’s assertion, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii) and 1122 (d)(4)(vii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101 (j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designated to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii) and 1122 (d)(4)(vii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2011 for the asset-backed securities transactions involving auto receivables platform is fairly stated, in all material respects.

March 14, 2012

Report on Assessment of Compliance with Servicing Criteria

1.	TD Auto Finance LLC (the “Company”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2011 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include publicly and privately issued asset-backed securities transactions involving United States consumer automotive retail installment sales contracts for which the Company acts as servicer (the “Platform”);

2.	The Company has engaged certain third parties to perform all or a portion of certain servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB. In each such case, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i), 1122 (d)(4)(ii) and 1122 (d)(4)(vii) the Company has engaged certain vendors to perform activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101 (j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the Interpretation 17.06;

3.	Except as set forth in paragraph 4 below, the Company used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Company based on the activities it performs with respect to the Platform;

5.	The Company has complied, in all material respects, with the applicable servicing criteria as of December 31, 2011 and for the Reporting Period with respect to the Platform taken as a whole; and

6.	Ernst & Young LLP, a registered independent public accounting firm, has issued an attestation report on the Company’s assessment of compliance with the applicable servicing criteria as of December 31, 2011 and for the Reporting Period.

March 14, 2012

TD Auto Finance LLC

By:	/s/ Laurence F. Guindi
Laurence F. Guindi
Vice President and Treasurer

By:	/s/ Robert E. Menzies
Robert E. Menzies
Vice President and Controller

Appendix A

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by TDAF	Performed by Vendor(s) for which TDAF is the Responsible Party	NOT performed by TDAF or by subservicer(s) or vendor(s) retained by TDAF

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities	X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained	X

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements			X

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements	X	X

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements			X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements	X

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of § 240.13k1(b)(1) of this chapter	X

1122(d)(2)(vi)	Unissued checks are safeguarded to prevent unauthorized access			X

1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations:

(A) Are mathematically accurate;

(B) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;

(C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and

(D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X

Investor Remittances and Reporting

1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;

(B) Provide information calculated in accordance with the terms specified in the transaction agreements;

(C) Are filed with the Commission as required by its rules and regulations; and

(D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements	X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	X

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents	X	X

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X	X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements	X

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents	X

1122(d)(4)(v)	The servicer’s records regarding pool assets agree with its records with respect to an obligor’s unpaid principal balance	X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements	X	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment)	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents			X

1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts):

(A) Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements;

(B) Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and

(C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements

X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements			X

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission			X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements		X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements	X